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                                                                   EXHIBIT 10.35


                               INTEROFFICE
                               COMMUNICATION       MARY ANN CHAMPLIN
                                                   Aetna Human Resources, RC3A
                                                   (860) 273-8371
                                                   Fax:  (860) 560-8721







To       Frederick C. Copeland, Jr.

Date     July 22, 1996

Subject  EMPLOYMENT AGREEMENT


I am pleased to inform you that effective July 19, 1996, Aetna Inc. has assumed all of the obligations of Aetna Services, Inc. (formerly Aetna Life and Casualty Company) under your Employment Agreement with Aetna Services, Inc. All references to the "Company" in your Employment Agreement will hereinafter be deemed to mean both Aetna Services, Inc. and Aetna Inc. Among other things, this means that the Change in Control provisions of your Employment Agreement would be triggered by a change in control of either Aetna Services, Inc. or Aetna Inc.

By way of background, Aetna Inc. became the ultimate parent within the Aetna holding company system as a result of the merger with U.S. Healthcare. Your Employment Agreement was entered into with Aetna Services, Inc., which is now a direct subsidiary of Aetna Inc. We felt it would be appropriate for the new ultimate parent, Aetna Inc., to assume these obligations to place you on an equivalent footing post-merger.

The assumption of your Employment Agreement is self-executing. You do not need to take any action in response to this letter. If you have any questions or concerns, please let me know.


                                            /s/ Mary Ann Champlin